Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of ordinary shares of Tornier N.V.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: September 17, 2013.

/s/ Alain Tornier
Alain Tornier

KCH OSLO AS

By:	/s/ Knut Solvang
Knut Solvang
Its:	Director

KCH STOCKHOLM AB

By:	/s/ Carl-Henry Salomonsson
Carl-Henry Salomonsson
Its:	Director